Exhibit 12(b)


                   UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       (Unaudited)

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                                                Nine Months Ended September 30,
Millions of Dollars Except Ratios                        1999         1998
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Earnings

    Income (Loss) from Continuing Operations ...........  $  541        $(182)
    Undistributed equity earnings.......................     (33)        (30)
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    Total...............................................     508         (212)
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Income Taxes............................................     296         (127)
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Fixed Charges:
    Interest expense including amortization
       of debt discount.................................     554         526
    Portion of rentals representing an interest factor..     141         136
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    Total...............................................     695         662
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Earnings Available for Fixed Charges....................   1,499         323
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Total Fixed Charges -- as above.........................  $  695       $ 662
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Ratio of earnings to fixed charges (Note 9).............     2.2         0.5
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